Gemini 2.0: A Bridge to the Future of Money and Markets

A message from our founders on AI, prediction markets, and focus

Gemini 2.0. For over a decade, we’ve been building a bridge to the future of money. This started with a bitcoin exchange that soon expanded to offer more cryptos and products like our crypto rewards credit card. During this time, but really more recently, rapid breakthroughs in AI have begun to dramatically transform the way we work at Gemini. Simultaneously, the advent of prediction markets has begun to dramatically transform marketplaces, including our own. As a result, our mission as well as how we carry it out is evolving and we want to share how this is reshaping our business.

AI. Up until recently, the impact of software engineers could differ by an order of magnitude or 10x. Great engineers would have 10x more impact than good engineers. AI has completely changed the game, expanding this paradigm by another order of magnitude (at a minimum), making a 10xer now a 100xer. Critically, we are seeing that this step change holds true for every engineer who adopts AI into their workflows. And it also holds true for non-engineering work. Doing more with less has never been more true or possible and we believe this trend line is only just beginning. How we use AI this week is different from how we used it a month ago, which was different from how we used it 6 months before that. In 2022, our workforce peaked around approximately 1,100. Heading into the end of 2025, we were about 50% of that size. Today, we are reducing our size again by roughly 25%. We believe this is the right size to carry out our mission. A smaller organization, leveraging the right tools, isn’t just more efficient, it’s actually faster. We appreciate the hard work and dedication of our parting colleagues and are confident they will have an impact elsewhere. Their contributions will always remain part of the Gemini story.

Prediction Markets. Our thesis is that prediction markets will be as big or bigger than today’s capital markets. They offer a profound and boundless opportunity to leverage the wisdom of the crowds and power of markets to provide unique insights into the future. Our investment in securing a license to launch our own prediction marketplace positions us as an early mover on this new and exciting frontier. We’re already seeing great traction — with 10,000+ users having traded over $24m since we launched Gemini Predictions in mid-December — and we’re working to bring this truth machine more front-and-center in our experience. If Gemini’s first decade was building a bridge to the future of money, today we are building a bridge to the future of money and markets via a super app. Predictions will be the machine within our app to see the future. A truth machine. And in order to have the necessary bandwidth to succeed here, we will narrow our focus (more on this below).

Focus. Gemini started in America in 2015. Since then, we expanded our areas of operation to more than 60 countries. These foreign markets have proven hard to win in for various reasons and we find ourselves stretched thin with a level of organizational and operational complexity that drives our cost structure up and slows us down. And we don’t have the demand in these regions to justify them. The reality is that America has the world’s greatest capital markets and America has always been where it’s at for Gemini. So it's time for Gemini to focus and double down on America. To that end, in addition to reducing the size of our workforce, we will be reducing areas in which we operate by exiting the UK, EU, and Australian markets. We expect this will help reduce our total expenses in line with our headcount reduction and meaningfully accelerate our path to profitability even in the backdrop of the current crypto market. Simplify, consolidate, then accelerate. Onward!

Cameron + Tyler